99.1 Press Release of BioAdaptives, Inc dated September 11, 2019

BioAdaptives, Inc. Announces Return to Fully Reporting and Appointment of President

LAS VEGAS, Nev., Sept. 11, 2019 (SEND2PRESS NEWSWIRE) -- BioAdaptives, Inc. (OTC BB: BDPT) announced the Company’s return to a fully-reporting entity, and the appointment of Mr. Robert W. Ellis as its new President, reporting to Dr. Edward E. Jacobs, Jr.

Dr. Jacobs, Director and CEO said, “We are very pleased to again be an SEC fully-reporting Company, even though when it ceased reporting on EDGAR during 2017 and 2018, the Company continued to release full disclosure data via OTC Market’s alternate reporting format.”

Dr. Jacobs added, “We are also pleased to announce the appointment of Mr. Robert W Ellis to our Management team. With his additional, it allows me the opportunity to spend more time on the strategic development of BioAdaptives, and to continue scientific research and advancement of a broad line of wellness products for people and animals.”

“Mr. Ellis brings more than forty years of business management experience to this new assignment. He has held senior financial and operating management positions in aerospace and telecommunication public corporations, as well as private companies in both mature technology business and development-stage entities,” Dr. Jacobs further added.

Mr. Ellis stated, “I am pleased to join BioAdaptives in this position and look forward to leading the Company as it emerges further from its development stage and matures into a growing successful manufacturing and distribution company. We expect to expand BioAdaptives operation through acquisitions and subsidiary entities in its current natural wellness sphere and in related fields in order to add to the Company’s bottom line.”

About BioAdaptives, Inc.:

BioAdaptives, Inc. is a fully-reporting, public company trading on the OTC Bulletin Board under the symbol BDPT. The company is engaged in research and development in science-based nutraceutical products for human and animal consumption. Learn more at: https://bioadaptives.com/.

SAFE HARBOR ACT:

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of BioAdaptives, Inc. and its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond BioAdaptives, Inc.'s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in BioAdaptives, Inc.'s filings with the Securities and Exchange Commission.

Ticker: OTCBB:BDPT / OTC:BDPT / OP: BDPT